Harvest Volatility Management, LLC

CODE OF ETHICS

I.	INTRODUCTION

Harvest Volatility Management, LLC strongly believes that high ethical standards are essential for the continuing success of the Adviser and to maintain the confidence of Clients and Investors. The Adviser also strongly believes that its long term interests are best served by adherence to the principle that the interests of the Clients must come first. The Adviser has a fiduciary duty to act solely for the benefit of its Clients. All personnel of the Adviser, including partners, officers, employees and Supervised Persons, must put the financial interests of the Adviser’s Clients before their own financial interests and must always act honestly and fairly in all respects in dealings with the Adviser’s Clients. Additionally, all personnel of the Adviser must comply with all federal securities laws and the rules and regulations promulgated thereunder, and where applicable, New York and international securities laws.

In recognition of the Adviser’s fiduciary duty to its Clients and the Adviser’s desire to maintain high ethical standards, and in accordance with Rule 204A-1 of the U.S. Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Adviser has adopted this Code of Ethics (the “Code”) containing provisions designed to prevent, among other things, improper personal trading by Access Persons, identifying conflicts of interest, and provide a means to resolve any actual or potential conflicts in favor of the Adviser’s Clients.

Adherence to the Code of Ethics and the related restrictions on personal investing and other activities detailed herein is considered a basic condition of employment by the Adviser. The Adviser recognizes that certain personal activities or interests of a Supervised Person may have some connection to the Adviser’s activities or interests but involve little or no conflict of interest (for example, charitable or civic activities). No attempt will be made to limit activities of this nature; rather the Adviser encourages involvement of its Supervised Persons in activities beneficial to the community.

However, certain interests or activities of Supervised Persons may involve a significant and actual or potential conflict with the interests or activities of the Adviser and/or its Clients, or may give the appearance of a conflict even though no actual or potential conflict exists. Each Supervised Person must be alert to such conflicts of interest, potential or actual, and should scrupulously examine and avoid any such activity or situation in which personal behavior directly or indirectly conflicts or may give rise to an appearance of conflict with the interest of the Adviser or its Clients. If a Supervised Person has any doubt as to the propriety of an activity or how such activity should be handled or interpreted under the Code, the Supervised Person must consult the CCO, who is charged with the administration of this Code. Further, Supervised Persons are strongly encouraged to alert the CCO to any ambiguities they identify in the Code, so that the Adviser may correct any such ambiguities and better maintain an effective compliance program.

Any Supervised Person who engages in any behavior prohibited by this Code of Ethics will be subject to immediate disciplinary action, which may include suspension or termination from the Adviser.

II.	DEFINITIONS

For the purposes of the Code, the following terms shall be defined as set forth below:

A.

Access Person shall mean any Supervised Person (i) who has access to nonpublic information regarding any Clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund or (ii) who is involved in making securities recommendations to Clients, or who has access to such recommendations that are nonpublic. All directors, officers and partners are presumed to be Access Persons.

For purposes of the Code, the Adviser deems each and every current Supervised Person of the Adviser to be an “Access Person.”

B.

Beneficial Ownership includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee. The Adviser defines “beneficial ownership” in the same manner as Rule 16a-1(a)(2) under the U.S. Securities Exchange Act of 1934, as amended.

C.

Federal Securities Laws shall mean the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes- Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm- Leach Act, each as amended, any rules or regulations promulgated thereunder, the Bank Secrecy Act as it applies to funds and advisers, and any rules or regulations promulgated thereunder;

D.	Personal Account means any account in which an Access Person has any beneficial ownership. The types of accounts that fit this definition are listed below.

E.

Reportable Security means a security as defined in Section 202(a)(18) of the Advisers Act, and in addition, includes any derivative, commodities, debt and equity securities, ETFs that are formed as closed-ended funds or unit investment trusts, public and private securities and options or forward contracts relating thereto, except that it does not include:

1.	Direct Obligations of the U.S. government;

2.	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short term debt obligations, including repurchase agreements;

3.	Shares issued by money market funds;

4.

Shares issued by open-end funds other than registered funds managed by the Adviser or registered funds whose adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser (each a “Reportable Fund”); and

5.	Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds, none of which is a Reportable Fund;

6.	Such other instruments that the CCO may designate from time to time and meet applicable regulatory requirements.

F.

Restricted Security means any security that is identified by the Adviser as restricted and placed on the Adviser’s restricted list (“Restricted List”). The Adviser may maintain one generally applicable Restricted List or multiple Restricted Lists applicable to certain identified parties or certain identified situations.

III.	APPLICABILITY OF THE CODE

Personal Accounts of Access Persons. The Code of Ethics applies to all Personal Accounts of all Access Persons in which an Access Person could purchase or sell Reportable Securities. For the avoidance of doubt, Personal Accounts that could purchase or sell Reportable Securities, even if they do not currently hold any Reportable Securities, are covered by the Code. Personal Accounts covered by the Code of Ethics include, but are not limited to, all personal brokerage accounts, all IRA accounts, all 529 college savings plan accounts, all 401(k) accounts (both maintained at the Adviser and at former employers), and any other account in which an Access Person could purchase or sell Reportable Securities.

Personal Account also includes an account maintained for:

A.	An Access Person’s spouse, or domestic partner (other than a legally separated or divorced spouse of the Access Person) and/or minor children;

B.	Any immediate family members of an Access Person that live in the Access Person’s household, provided, however, that an exemption may be granted by the CCO in an instance where the Supervised Person:

1.	Is a beneficiary of a certain family member’s account(s),

2.	Does not have access or discretion over the securities held in said account, and

3.	The account holder does not provide primary financial support to the Access Person.

C.

Any persons to whom the Access Person provides primary financial support, and either (i) whose financial affairs the Access Person controls or (ii) for whom the Access Person provides discretionary advisory services;

D.	Any partnership, corporation, or other entity in which the Access Person has a 25% or greater beneficial interest or in which the Access Person exercises effective control;[5] and

E.	Any person with whom the Adviser shares common financial support. Such arrangements will be reviewed on a case by case basis by the CCO.

A comprehensive list of all Personal Accounts of each Access Person will be updated by Access Persons and will be maintained by the CCO. All Access Persons are encouraged to review Personal Accounts they have on record with the Adviser on a regular basis to ensure they are in compliance with the Code.

IV.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

General. It is the responsibility of each Access Person to ensure that a particular transaction being considered for their Personal Account(s) is not subject to a restriction contained in the Code of Ethics or otherwise prohibited by any applicable laws, such as insider trading rules. All personal trading should be conducted with the utmost concern for the Adviser’s fiduciary responsibility to the Adviser’s Clients.

Personal securities transactions may only be effected in accordance with the below listed:

A.

Knowledge of Restricted List by Supervised Persons Required: Access Persons should generally be aware of which securities are on the Adviser’s Restricted List at any given time. Access Persons should also be aware of the general prohibition on the trading of any such Restricted Security unless an express exception to such prohibition has been granted by the CCO (a “Pre-Trade Clearance Approval”).

B.

Transactions of Reportable Securities; Pre-Trade Clearance Required: No Access Person may place an order for the purchase, sale or short sale of a Reportable Security in a Personal Account without the prior written approval of one of the CCO or, in the case of the CCO, without the prior written approval of one of the Adviser’s senior managers. Unless noted otherwise in the written approval, approvals of a pre-trade clearance request (“Pre-Trade Clearance Request”) will be valid for the trading day on which such approval is granted and only for the transaction outlined in the Pre-Trade Clearance Request. Any deviations from the approved transaction and specified time period, will require re-submission of a new preclearance request.

C.

Private Placements/Investment Opportunities of Limited Availability. An Access Person may not acquire beneficial ownership in securities in a private placement of securities or investment opportunity of limited availability without prior written approval of the CCO or a Delegate. The CCO or a Delegate will take into account, when reviewing the request, whether the investment opportunity arose as a result of their position with the Adviser, or if the opportunity should be reserved for the Client.

D.

Initial Public Offerings: An Access Person may not acquire any direct or indirect beneficial ownership in any securities in any initial public offering without first obtaining a Pre-Trade Clearance Approval by the CCO.

Exceptions. Notwithstanding the foregoing, the CCO may, in its sole and final discretion, grant exceptions to one or more of the Code’s parameters or deny such exception.

V.	EXCEPTIONS FROM PRECLEARANCE AND/OR TRADING RESTRICTION PROVISIONS

In recognition of both (i) the de minimis and involuntary nature of certain transactions and/or (ii) the needs of some Access Persons to efficiently manage their personal financial affairs, purchases and sales that are non-volitional on the part of the Access Person such as purchases that are made pursuant to a merger, tender offer or exercise rights are not subject to the Pre-Trade Clearance and trading restriction requirement set forth above. To be clear, the subsequent sale of a security obtained as a result of a merger, tender offer or exercise rights requires Pre-Trade Clearance.

VI.	REPORTING REQUIREMENTS FOR PERSONAL TRADING

Quarterly Transaction Reports. All Access Persons must submit to the CCO within 30 days of each calendar quarter-end a report containing the material details of all transactions effected in their Personal Accounts in Reportable Securities during such quarter on a

5 For the purposes of the Code, accounts of proprietary private entities advised by the Adviser, where Supervised Person ownership is greater than 25%, the account will be treated as a Client Account, rather than as a Personal Account of the Supervised Person.

Quarterly Transaction Report. The CCO shall determine in his or her sole discretion what form of submission is required to satisfy this reporting requirement

New Accounts. All Access Persons must notify the CCO promptly when seeking to open new Personal Account(s) in which any Reportable Securities are held or could be held.

Disclosure of Security Holdings. All Access Persons must, within ten (10) calendar days of commencement of employment with the Adviser, submit to the CCO, a listing of all of the Personal Accounts in which an Access Person has any beneficial ownership and in which a Reportable Securities are or could be held, and all current specific holdings in the Personal Accounts, which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person. On an annual basis thereafter, all Access Persons must report all of their Personal Accounts in which Reportable Securities are or could be held and all current specific holdings in Reportable Securities as of a date no more than 45 days prior to the date of such report. The CCO shall determine in his or her sole discretion what form of submission is required to satisfy this reporting requirement.

Exception to Reporting Requirements: An Access Person does not need to submit a report with respect to securities held in accounts over which the Access Person has no direct or indirect influence or control. In addition, a report is not required with respect to transactions effected pursuant to an automatic investment plan. If an Access Person wishes to take advantage of this exception, he or she must provide the CCO with a written representation to the effect that the Access Person will not have any direct or indirect trading authority, influence or control over the account. Determinations of direct or indirect trading authority, influence or control will be at the sole discretion of the CCO.

VII.	MONITORING AND REVIEW

Suspected Violations. All Supervised Persons must immediately report any suspected violations of the Code of Ethics to the CCO.

Transactions Subject to Review. Reportable Securities transactions reported on the Personal Account statements will be reviewed and compared against personal trade requests by the CCO to confirm executed trades in Reportable Securities were pre-cleared pursuant to the Code.

VIII.	GIFTS AND BUSINESS ENTERTAINMENT

In order to address conflicts of interest that may arise when a Supervised Person accepts or gives a gift, favor, special accommodation, or other items of value, the Adviser places restrictions on gifts and certain forms of business entertainment. Specifically, the Adviser will monitor for its Supervised Persons: (i) the nature, frequency, and value of the gifts received or given, and (ii) the nature, frequency and value of certain types of business entertainment that is received or given.

A.	GIFTS

A gift shall include any physical or tangible item given or received, any favor, special accommodation, or other items of value, and also includes entertainment events where the giver of the event is not present. Examples include, but are not limited to, holiday food baskets, liquor and wine, tickets to sporting events and concerts (unaccompanied by the provider), electronics, calendars, and clothing.

Gifts Policy. Supervised Persons must report any gift, and may not retain or give such gift, that, in the Supervised Person’s good faith estimate, exceeds two hundred and fifty dollars ($250.00) (individually or in the aggregate for the year), without first obtaining written approval from the CCO. This policy includes gifts to or from any existing (or prospective) outside investors; and brokers, vendors, or service providers that conduct business with, or are reasonably likely to conduct business with, or on behalf of, the Adviser. Notwithstanding the foregoing, Supervised Persons should use their best judgment to determine whether a gift donor is attempting to influence the Supervised Person’s judgment or decision making. If a Supervised Person determines that a gift donor is attempting to influence the Supervised Person in such a manner, the Supervised Person should immediately report the donor’s actions to the CCO, regardless of the value of the donor’s gift to the Supervised Person. Multiple gifts, each worth less than two hundred and fifty dollars ($250), from a single gift donor may be excessive and considered an attempt to influence a Supervised Person and should be reported.

Gifts between Supervised Persons. Gifts can be given or received between one Supervised Person and another Supervised Person if appropriate (e.g., customary occasions). If a gift is given or received between one Supervised Person and another Supervised Person as an attempt to control or influence a Supervised Person, that gift must be reported to the CCO.

ERISA. A Supervised Person may not give or receive any gift of more than $100 USD or its foreign currency equivalent (individually or in the aggregate for the year) with any existing (or prospective) ERISA Fiduciary that does business with, or is reasonably likely to conduct business with, or on behalf of, the Adviser. There are special considerations under ERISA and other laws for the giving and receiving of gifts – please contact the CCO in advance with any questions or concerns;

Solicited Gifts. No Supervised Person may use his or her position with the Adviser to solicit a gift for a Supervised Person from (i) any existing or prospective outside investors and (ii) brokers, vendors, or service providers that conduct business with, or are reasonably likely to conduct business with, or on behalf of, the Adviser, where such gift was intended to provide favorable treatment by the Adviser or the Supervised Person in return for the gift.

Cash Gifts. No Supervised Person may give or accept cash gifts or cash equivalents to or from (i) any existing or prospective outside investors and (ii) brokers, vendors, or service providers that conduct business with, or are reasonably likely to conduct business with, or on behalf of, the Adviser.

Note on Estate Planning. A Supervised Person may make a gift to an estate or accept a gift from an estate (directly or through a trust), and such gifts are exempt from this policy.

The Foreign Corrupt Practices Act (“FCPA”) prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government.

The FCPA includes provisions that may permit the giving of gifts and entertainment under certain circumstances, including certain gifts and entertainment that are lawful under the written laws and regulations of the recipient’s country, as well as bona- fide travel costs for certain legitimate business purposes. However the availability of these exceptions is limited and is dependent on the relevant facts and circumstances.

Civil and criminal penalties for violating the FCPA can be severe. The Adviser and its Supervised Persons must comply with the spirit and the letter of the FCPA at all times. Supervised Persons must obtain written pre-clearance from the CCO prior to giving anything of value that might be subject to the FCPA except food and beverages that are provided during a legitimate business meeting and that are clearly not lavish or excessive.

CCO Discretion. The CCO in his or her sole discretion, may determine that a gift is deemed excessive and/or may compromise the integrity, reputation, or objectivity of the Adviser or any of its Supervised Persons. In such cases the CCO may direct that the gift be returned to the party giving the gift or may deny the Supervised Person’s request to give the gift. Gifts received that are deemed as such may be, at the request or clearance of the CCO, given to a designated charity or the CCO may direct the Supervised Person to reimburse the amount given.

B.	BUSINESS ENTERTAINMENT

Generally, Supervised Persons may provide or accept business entertainment events of reasonable value, including travel and accommodations, so long as the person(s) or entity/entities providing the entertainment are present. Such entertainment includes, but is not limited to, sporting events, concerts, theatre events, movies, and dinner events.

Business entertainment should be valued at the higher of the cost or prevailing “market” value, exclusive of the tax and delivery or service charges. For example, if Adviser obtained tickets to a sporting event in the secondary market (e.g. ticket broker), the value of such tickets would be the higher cost paid to the ticket broker, not the actual face value of the ticket

A Supervised Person must exercise his or her best judgment when giving or receiving business entertainment to avoid giving or receiving business entertainment that may compromise the Adviser’s integrity, reputation, or objectivity. If you have any questions regarding the giving or receiving of business entertainment, please contact the CCO.

ERISA. No Supervised Person may give or receive any business entertainment of more than $100 USD or its foreign currency equivalent (individually or in the aggregate for the year) with any existing (or prospective) ERISA Fiduciary that does business with, or is reasonably likely to conduct business with, or on behalf of, the Adviser. There are special considerations under ERISA and other laws for the giving and receiving of gifts. Please contact Compliance in advance with any questions or concerns.

Solicited Business Entertainment. No Supervised Person may use his or her position with the Adviser to solicit entertainment from (i) any existing or prospective outside investor and (ii) brokers, vendors, or service providers that conduct business with, or are reasonably likely to conduct business with, or on behalf of, the Adviser, where such entertainment was intended to provide favorable treatment by the Adviser or a Supervised Person in return for the entertainment.

Extravagant Entertainment. No Supervised Person may provide or accept extravagant or excessive business entertainment to or from (i) any existing or prospective outside investors and (ii) brokers, vendors, or service providers that conduct business with, or are reasonably likely to conduct business with, or on behalf of, the Adviser. The determination as to what is “extravagant” or “excessive” will be made by the CCO in his or her sole discretion.

CCO Discretion. The CCO in their sole discretion, may determine that entertainment has been abused, undertaken for an improper purpose, is deemed excessive and/or may compromise the integrity, reputation, or objectivity of the Adviser or any of its Supervised Persons. In such cases, the CCO may direct any amount in excess of the limit to be reimbursed to the party providing the entertainment or to a designated charity.

C.	GIFTS AND BUSINESS ENTERTAINMENT RECORD KEEPING

The CCO will maintain records of any gifts and/or business entertainment so reportable under this Code.

IX.	POLITICAL CONTRIBUTIONS

A.	POLICY

No Supervised Person may make a contribution to any elected official (or candidate for the official’s position) or make a payment to a political party of a state or locality, or a national political party (or organization thereunder that will channel funds to the party of a state or locality) without the prior written approval of the CCO.

To the extent that the Adviser provides or anticipates providing advisory services, directly or indirectly, to any pension plan that is run by a state or local government or any instrumentality thereof (referred to generally herein as a “public plan”), the activities of the Adviser and its personnel may be subject to Rule 206(4)-5 issued by the Securities and Exchange Commission (the “SEC Rule”), the “pay to play” laws of the state or local government that runs the plan and internal pay to play provisions adopted by the plan. The policies and procedures herein are modeled upon the SEC Rule, which applies to the Adviser’s activities vis-à-vis public plans throughout the country. These policies and procedures will be supplemented with the requirements of any state or local law or set of internal guidelines that is/are triggered by virtue of the Adviser’s activities vis- à-vis a public plan in the particular state or locality.

The policies and procedures herein supersede any conflicting or inconsistent provision in the Compliance Manual.

B.	PROCEDURES

The Adviser’s CCO shall be responsible for the implementation and enforcement of the following procedures. Any questions concerning these procedures should be directed to the CCO.

C.	LIMITATIONS ON POLITICAL CONTRIBUTIONS

1.	The Adviser is prohibited from making any contributions to any elected official with authority or influence regarding a public plan’s selection of an adviser or investment pool.

2.

The Adviser’s executive officers, any Supervised Person who solicits public plan clients or investors and any Supervised Person who supervises them, directly or indirectly, and any Political Action Committee (“PAC”) controlled by the Adviser or its covered associates (collectively, “covered associates”) are prohibited from making any contribution in excess of $350 per election per candidate for whom the contributor is entitled to vote and in excess of $150 per election per candidate for whom the contributor is not entitled to vote.

3.

Exception: The Adviser will not be considered to have violated the SEC Rule for prohibitive contributions which were made prior to March 14, 2011. However, state, local or internal pay to play provisions may be triggered by contributions made prior to this date.

4.

List of Covered Associates: The CCO shall maintain a list of all Adviser personnel who are subject to the above restrictions upon political contributions. Each person on the list shall be informed, in writing, of the restrictions that apply to them. Such list will be reviewed and updated at least quarterly and maintained in compliance files.

D.	CONTRIBUTION CLEARANCE

All contributions by a Supervised Person must be granted prior clearance by the CCO. Such clearance requests may be denied if the CCO has insufficient time to make an informed final decision as to the request before the intended donation date.

E.	BAN ON USE OF UNREGISTERED THIRD PARTIES TO SOLICIT PUBLIC-PLAN CLIENTS

1.

The Adviser or its covered associates shall not provide or agree to provide, directly or indirectly, payment to any third-party to solicit public plan clients for investment advisory services on its behalf, other than SEC-

registered broker-dealers or advisers that are themselves subject to pay-to-play regulation (“regulated persons”). The Supervised Persons or executive officers are not included in such prohibition from soliciting public-plan clients but are still subject to the contribution limitations described herein.

2.

Exception: The Adviser will not be considered to have violated the SEC rule for payments made to unregistered third-parties to solicit public-plan business prior to September 13, 2011. However, state, local or internal pay-to-play provisions may be triggered by payments made prior to this date.

F.	NO SOLICITATION OR COORDINATION OF CONTRIBUTIONS

1.

The Adviser and its covered associates are prohibited from soliciting or organizing other persons or PACs to make contributions to elected officials in a position to influence the selection of the Adviser or to political parties in the state or locality where the Adviser is providing or seeking public-plan business.

2.

Exception: The Adviser will not be considered to have violated the SEC Rule for coordinating contributions which were made prior to March 14, 2011. However, state, local or internal pay to play provisions may be triggered by the coordination of contributions that occurs prior to this date.

G.	BAN ON CIRCUMVENTION THROUGH INDIRECT CONTRIBUTIONS

The Adviser and its covered associates are prohibited from doing anything indirectly which, if done directly, would violate the SEC rule. Therefore, the Adviser and its covered associates are prohibited from using third-party solicitors, attorneys, family members or companies affiliated with the Adviser to make contributions that would violate the SEC rule.

H.	SCREENING OF NEWLY HIRED OR PROMOTED SUPERVISED PERSONS

1.

The Adviser is prohibited from hiring a new Supervised Person or promoting an existing Supervised Person from non-covered to covered associate if the Supervised Person’s job functions (i) include solicitation of advisory business and such Supervised Person has made a prohibited contribution within two years before being hired or promoted, or (ii) do not include solicitation of advisory business and such Supervised Person has made a prohibited contribution within six months before being hired or promoted.

2.

Prior to extending an offer of employment or promotion to any person whose prospective duties with the Adviser would result in him or her being a covered associate, the Adviser’s CCO shall obtain from that person a list of any and all contributions by that person during the previous two years or six months, as applicable.

3.

The CCO shall determine what, if any, impact the listed contributions would have on the Adviser’s existing and potential business with public plan clients and shall inform the Adviser’s senior management of such potential impact prior to the extension of any offer of employment to such person.

I.	NO COMPENSATION FOR ADVISORY SERVICES AFTER PROHIBITIVE CONTRIBUTION

1.

If the Adviser or any of its covered associates violate any of the prohibitions or limitations on contributions described herein, the Adviser will be prohibited, pursuant to the SEC rule, from receiving compensation for advisory services from such public plan for two years after such prohibited contribution. This is known as the “two-year time-out” provision. The Adviser may have a fiduciary duty to continue providing advisory services to the public plan until such time as the public plan is able to replace the advisor.

2.

Exception: The Adviser may also qualify for an exemption from the two-year time-out provision if a covered associate has made a contribution that inadvertently triggered the two-year time-out and: (a) the contribution was $350 or less per election and was made to an official for whom the contributor was not entitled to vote; (b) the Adviser discovered the contribution within four months of it having been made; and (c) within 60 days of discovery, the contributor obtained the return of the contribution. The Adviser is prohibited from claiming this exemption more than two times per twelve-month period, and no more than once for each covered associate regardless of time period.

J.	RECORDKEEPING REQUIREMENTS

1.

The Adviser is required to maintain records as to: (i) the names, titles, businesses and residential addresses of its covered associates; (ii) contributions made by the Adviser and its covered associates to government officials (including candidates), state or local political parties and PACs; and (iii) public-plan clients and investors in pooled investment vehicles to which the Adviser has provided advisory services within the past five (5) years. In addition, the Adviser is required to maintain records of the compensation that it has paid to SEC registered broker-dealers and advisers for the solicitation of public plan clients or public-plan investors in pooled investment vehicles managed by the Adviser.

2.	Exception: The SEC Rule does not require the Adviser to look back for the five (5) years prior to March 14, 2011 to identify former public plans the Adviser has advised.

3.

Exception: The SEC Rule does not require the Adviser to keep records of the regulated persons/entities that solicited public plans for investment advisory services on the Adviser’s behalf prior to September 13, 2011.

K.	LIMITED APPLICATION TO REGISTERED INVESTMENT COMPANIES

The SEC rule generally applies with respect to public-plan investments in pooled investment vehicles managed by the Adviser. The rule’s application to registered investment companies, however, is limited to those registered investment companies that are listed as investment options of a government-sponsored 529 plan or similar plan that is participant-directed.

L.	OTHER APPLICABLE LAWS, RULES AND REGULATIONS

In addition to the SEC rule, the CCO shall be responsible for ensuring that the Adviser is in compliance with (i) any laws, rules or regulations in the state or municipality in which a public plan is located, and (ii) any internal guidelines or requirements of the public plan itself that relate to pay-to-play practices (e.g., an outright ban on the use of third-party placement agents).

X.	CONFLICTS OF INTEREST: MANAGEMENT OF NON-ADVISER CLIENT ACCOUNTS, OUTSIDE BUSINESS ACTIVITIES AND BOARD POSITIONS

The Adviser has instituted certain policies that limit and, in some cases, prohibit a Supervised Person from engaging in certain outside business activities during the term of employment with the Adviser. These polices have been adopted to eliminate or substantially reduce the number of actual and potential conflicts of interest between the interests of the Supervised Persons and the Adviser’s Clients.

A.	CONFLICTS OF INTEREST, GENERALLY

Each Supervised Person has a responsibility to report all potential conflicts of interest to the CCO. Potential conflicts include, but are not limited to, board positions, other affiliations with non-adviser entities, and affiliations that Supervised Person’s family members have with asset management firms or other firms that the Adviser may do business with.

B.	PROHIBITED ACTIVITIES

Supervised Persons are prohibited from:

1.	Managing accounts for third parties who are not Clients of the Adviser;

2.	Managing accounts for third parties who are Clients but such management by the Supervised Person is being done outside their specific duties as a Supervised Person of the Adviser; or

3.	Serving as a trustee for third parties unless CCO pre-clears the arrangement and finds that the arrangement would not harm any of the Adviser’s Clients or create a potential conflict of interest.

4.

Upon hire, Supervised Persons must inform the CCO of any existing third party manager or trustee arrangements as described above to which they are party. The CCO will review them, and may limit or prohibit the Supervised Person’s participation.

C.	OUTSIDE BUSINESS ACTIVITIES

Supervised Persons are not allowed to engage in “outside business activities” without the prior written consent of the CCO, Any remuneration offered to or received by any Supervised Person for any activities outside the Supervised Person’s duties for the Adviser must be reported to the CCO.

Outside Business Activities include, but are not limited to outside directorship or officership in another company, a partnership, a consultancy, service or employment relationship with any entity, or a financial interest as a principal, licensor, shareholder (excluding however, ownership of five (5) percent or less of any class of the outstanding securities of any corporation the stock of which is listed for trading on any securities exchange or traded in the over-the-counter market or in an open-ended fund) or similar equity or profit participant in another business.

D.	SERVICE ON BOARDS

A Supervised Person may not serve as a director (or similar position) on the board or a member of a creditors committee of any company, including portfolio companies, not-for-profits and advisory boards, unless Supervised Person has received prior written approval from the CCO. Such approval will be contingent on satisfaction by the CCO that such service would not be in conflict with the interest of any Client of the Adviser.

XI.	RECORDKEEPING OF THE CODE OF ETHICS

The CCO will keep in an easily accessible place for at least five (5) years copies of this Code, all periodic statements and reports of Supervised Persons, copies of all pre-clearance requests, records of violations and actions taken, acknowledgements and other memoranda relating to the administration of this Code.

The CCO will maintain a list of all of Supervised Persons.

The requirements of this section may be satisfied by keeping the records in an easily accessible electronic database.

XII.	OVERSIGHT OF THE CODE OF ETHICS

A.	ACKNOWLEDGMENT

The CCO will make available a copy of the Code of Ethics to all Supervised Persons. The CCO will annually distribute a copy of the Code to all Supervised Persons. All Supervised Persons are required initially upon hire, and annually thereafter, to sign and acknowledge receipt of the Adviser’s compliance manual, which includes the Code, and to complete those accurately. Should any information become inaccurate at any time, the Supervised Person shall promptly notify the Adviser.

B.	REVIEW OF TRANSACTIONS

Supervised Persons, will have the transactions of their Personal Accounts reviewed on a regular basis and compared with transactions for Client accounts and against Adviser’s restricted lists. Any Supervised Person whose transactions are believed to be a violation of this Code of Ethics will be reported promptly to the management of the Adviser or CCO.

C.	SANCTIONS

The Adviser’s management, with the advice of internal and external legal counsel at its discretion, will consider reports made to them and upon determining that a violation of the Code has occurred, may impose sanctions or remedial action as they deem appropriate or to the extent required by law. These sanctions may include, but are not limited to, suspension or termination of trading privileges, disgorgement of profits, suspension or termination of employment and/or criminal or civil penalties (as determined by the relevant legal authority).

D.	AUTHORITY TO EXEMPT TRANSACTIONS

The CCO has the authority to exempt any Supervised Person or any personal securities transactions of a Supervised Person(s) from any or all of the provisions of the Code if the CCO determines, after a thorough review of the circumstances, that such exemption would not be against any interests of an Adviser Client and in accordance with applicable law.

E.	ADV DISCLOSURE

The Form ADV of the Adviser (i) describes the Code of Ethics in Item 11 of Part 2A and (ii) the CCO will provide a copy of the Code of Ethics to any Client or prospective Client upon request.

XIII.	CONFIDENTIALITY

All reports of Access Persons’ personal securities transactions and any other information filed pursuant to the Code of Ethics will be treated as confidential to the extent permitted by law.